UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 5, 2013

INVENT Ventures, Inc.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

814-00720	20-5655532
(Commission File Number)	(IRS Employer Identification No.)

3651 Lindell Road, Suite D #146, Las Vegas, NV 89103
(Address of principal executive offices) (Zip Code)

(702) 943-0320
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      . Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      . Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act   (17 CFR 240.14d-2(b))

      . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act  (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective December 5, 2013, Invent Ventures, Inc. has appointed Demetrios Mallios to serve on the Company’s Board of Directors, and he shall serve in the capacity of an “Independent Director”.

Demetrios Mallios is currently the founder and manager of Aeon LLC. Mr. Mallios has had a diverse career over the past 20 years as a fund manager, investment banker, corporate consultant, financial advisor, executive and entrepreneur. Mr. Mallios has led and participated in transactions including PIPEs, IPOs, Reverse Mergers, M&A transactions, and other private and public offerings in the US and abroad. He currently holds FINRA Series 24, Series 7, Series 79, Series 63, and Series 65 licenses.

Effective December 5, 2013, Invent Ventures, Inc. has appointed Aaron Moore to serve as Chief Compliance Officer for the Company.

Aaron Moore works as Invent’s Chief Operations Officer as well.  Prior to Invent, Mr. Moore worked in the IP Licensing and Technology group at Gray Cary, a law firm with a culture and focus of working with Silicon Valley entrepreneurs. At Gray Cary, Aaron identified a need for technological innovation in the litigation support industry. As email became the primary mode of corporate communication, attorneys needed practical ways to review vast quantities of electronic data.  Aaron left Gray Cary in 2003 to pursue this opportunity, and spent the next several years working with several different startups that were focused on selling electronic discovery software and services to large law firms and Fortune 500 companies. Aaron became a nationally recognized figure in the electronic discovery industry, and he worked on some of the largest and most historically relevant cases of the last decade. Aaron received his JD from the UCLA School of Law and his undergraduate degree from U.C. Berkeley.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVENT VENTURES, INC.

Date:  December 5, 2013

/s/ Bryce Knight

Bryce Knight,

Chief Executive Officer